Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-132155) pertaining to the 1997 Equity Incentive Plan and the 2005 Equity Incentive Plan of Cardica, Inc.,
(2)	Registration Statements (Form S-8 Nos. 333-139134, 333-148196, 333-157387 and 333-163291) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc., and
(3)	Registration Statements (Form S-3 Nos. 333-162780, 333-171195 and 333-171197) of Cardica, Inc. and in the related Prospectuses, of our reports dated September  12, 2011, with respect to the financial statements of Cardica, Inc. and the effectiveness of internal control over financial reporting of Cardica, Inc. included in this Annual Report (Form 10-K) of Cardica, Inc. for the year ended June 30, 2011.

/s/ Ernst & Young LLP
Redwood City, California
September  12, 2011